Exhibit 3.1
ARTICLES OF ORGANIZATION OF
WESTERN DUBUQUE BIODIESEL, LLC
     The undersigned, for the purpose of forming a limited liability company under and by virtue of the Iowa Limited Liability Company Act, ch. 490A of the Iowa code, does hereby adopt the following articles of organization:
ARTICLE I:
     The name of the limited liability company shall be Western Dubuque Biodiesel, LLC (the “Company”).
ARTICLE II:
     The registered agent is Warren L. Bush, and the registered office is located at 101 Boyer Street, P.O. Box 159, Wall Lake, Iowa 51466-0159.
ARTICLE III:
     The principal office of the limited liability company is 101 Boyer Street, Wall Lake, Iowa 51466-0159.
ARTICLE IV:
     The limited liability company shall have the unlimited power to do any and all things permissible under the Iowa Limited Liability Company Act.
ARTICLE V:
     The period of duration shall be perpetual unless dissolved as provided in the operating agreement of the company.
ARTICLE VI
     The management of the Company shall be vested in its managers who shall be selected in the manner described in the operating agreement of the Company. The members of the Company are not agents of the Company for the purpose of its business or affairs or otherwise. No manager, member, agent, employee, or any other person shall have any power or authority to bind the Company in any way except as may be expressly authorized by the Operating Agreement of the Company or unless authorized to do so by the managers of the Company.
ARTICLE VII:
     Section 7.1. A manager of this Company or a member with whom management of the Company is vested shall not be personally liable to the Company or its members for monetary damages for breach of fiduciary duty as a manager, except for liability (i) for any breach of the manager or member’s duty of loyalty to the Company or its members, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, or (iii) for a transaction from which the manager or member derived any improper personal benefit or a wrongful distribution in violation of Section 807 of the Iowa Limited Liability Company Act.
     Section 7.2. The Company may, by action of the manager(s), provide indemnification to such of the officers, employees and agents of the Company to such extent and to such effect as the manager(s) shall determine to be appropriate and authorized by applicable law.
     Section 7.3. The rights and authority conferred in this Article shall not be exclusive of any other right which any person may have or hereinafter acquire under any statute, provision of the Articles of Organization or Operating Agreement of the Company, agreement, vote of members or disinterested manager(s), or otherwise.
     Section 7.4. Any repeal or amendment of this article by the members of the Company shall not adversely affect any right or protection of a member, manager or officer existing at the time of such repeal or amendment.
     I, the undersigned, for the purpose of forming a limited liability company pursuant to ch. 490A of the Code of Iowa, hereby make this certificate, hereby declaring and certifying that the facts herein stated are true and accordingly have set my hand hereto this 9th day of November, 2005.

/s/ Warren L. Bush
Warren L. Bush, Organizer

State of Iowa, Sac County: ss
     Be it remembered that on the 9th day of November, 2005, before me, the undersigned, a Notary Public in and for this state personally appeared Warren L. Bush, to me personally known to be the identical person named in and who executed the foregoing instrument and acknowledged that he executed the same as his voluntary act and deed.
SEAL           Janet Leonard
          Commission Number 114951
          MY COMMISSION EXPIRES
                              05-07-08

/s/ Janet Leonard
Janet Leonard, Notary Public in
and for the state of Iowa